NEWS

FOR IMMEDIATE RELEASE
May 22, 2013

Analysts: Todd Beekman (todd.beekman@huntington.com), 614.480.3878

Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED NAMES DAVE ANDERSON INTERIM CHIEF FINANCIAL OFFICER TO
REPLACE DON KIMBLE

 Columbus, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced today that Dave Anderson was named interim chief financial officer (CFO). Anderson, currently controller, has served with the bank since 2009 and has over 30 years of experience in senior level financial leadership positions, including 14 years as the corporate controller of Citizens Financial Group. Don Kimble, CFO since 2004, is leaving to join a financial institution with a national footprint.

The Company has retained Spencer Stuart to conduct a national search for a new CFO to join the executive leadership team in overseeing the bank’s strong financial performance.

“Huntington represented a key phase of my career that I will always appreciate and I wish Huntington well,” noted Kimble.

“Don Kimble made important contributions to the success of the enterprise and we thank him for his service,” said Stephen D. Steinour, chairman, president and chief executive officer. “We remain committed to our focus on being The Bank of the Midwest and believe the soundness of our strategies will continue to drive growth and improve our profitability.”

About Huntington
Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,400 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customer.

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